LightPath Technologies, Inc. 8-K

Exhibit 99.4

LIGHTPATH TECHNOLOGIES, INC.

FINANCE COMMITTEE CHARTER

PURPOSE

The purpose of the Finance Committee (the “Committee”) of the Board of Directors (the “Board”) of LightPath Technologies, Inc. (the “Company”), is to carry out the responsibilities delegated by the Board relating to oversight of the Company’s financial management, including oversight of the Company’s strategic and transactional planning and activities, global financing and capital structure objectives and plans, insurance program, tax structure, and investment program and policies.

MEMBERSHIP

The membership of the Committee shall consist of at least three directors, each of whom shall meet the independence requirements established by the Board, if any, and applicable laws, rules, and regulations of the Securities and Exchange Commission and NASDAQ.

The Committee members shall be appointed for one-year terms and shall serve for such term or terms as the Board may determine or until earlier removal, resignation, or death. The Board may remove any Committee member at any time with or without cause.

STRUCTURE AND OPERATIONS

The Nominating and Corporate Governance Committee will recommend the members and Chairperson of the Committee, which shall them be approved by the Board. The Chairperson of the Committee, in consultation with the Committee members, shall determine the schedule and frequency of the Committee meetings. The Committee shall cause to be kept adequate minutes of all its proceedings, and shall regularly report to the Board regarding its actions and activities and make recommendations to the Board as appropriate. The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

AUTHORITY

The Committee shall have the authority, in its sole discretion, to select, retain, and obtain the advice of professionals, including outside counsel, other advisors, and director search firms, as the Committee deems necessary to assist with the execution of its duties and responsibilities as set forth in this Charter. The Committee shall set the compensation and oversee the work of such professionals. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to its professionals, outside counsel, and any other advisors.

The Committee may form and delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees or one or more designated Committee members, as the Committee deems appropriate in its sole discretion.

DUTIES AND RESPONSIBILITIES

The Committee shall have the following authority and responsibilities:

1.	To review and approve management’s recommendations to the Board with respect to significant capital expenditures;

2.	To review, approve, and monitor mergers, acquisitions, divestitures, joint ventures, minority investments, and other debt and equity investments, including overseeing the due diligence process;

3.	To conduct a review of completed transactions for purposes of assessing the degree of success achieved;

4.	To review and oversee management’s plans and objectives for the capitalization of the Company, including the structure and amount of debt and equity to meet the Company’s financing needs;

5.	To review and approve management’s recommendations to the Board with respect to new offerings of debt and equity securities, stock splits, credit agreements (including material changes thereto), and the Company’s investment policies;

6.	To review and approve management’s recommendations to the Board regarding dividends or stock splits;

7.	To review and approve management’s recommendations to the Board regarding authorizations for repurchases of the Company’s common stock;

8.	To review and approve management’s recommendations for the investment of excess cash, if any;

9.	To review management’s decisions regarding certain financial aspects of the Company’s employee benefit plans;

10.	To review and oversee the Company’s tax strategies;

11.	To review with management the Company’s strategies for management of significant financial risks and contingent liabilities;

12.	To review the annual business plans from the perspective of cash flow, capital spending, and financing requirements;

13.	To review, and recommend to the Board for approval, authorization limits for the Committee and the Chief Executive Officer to approve expenditures; and

14.	To review this Charter on an annual basis and recommend any changes to the Board for approval.

Adopted by the Board of Directors on April 28, 2016

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